Exhibit 2.1

     This agreement is made and entered into on this 23rd day of August 2005

                                 By and between

TELIPHONE INC., a company duly incorporated and existing under the laws of Canada with its registered office at 1080 Beaver Hall, Suite 1555, Montreal, Quebec, CANADA H2Z 1S8; (hereinafter referred to as "TeliPhone", which shall include all its permitted assigns, successors and persons nominated or appointed by TeliPhone to inter alia deal or supervise the execution of this contract)

                                       And

PODAR INFOTECH LIMITED, company duly incorporated and existing under the Companies Act, 1956 as amended, with its registered office at Podar Chambers, S.
A. Brelvi Road, 4th Floor, Fort, Mumbai - 400 001, INDIA; (hereinafter referred to as "Podar", which shall include all its permitted assigns, successors and persons nominated or appointed by Podar to inter alia deal or supervise the execution of this contract).

"TeliPhone" and "Podar" are individually referred to as "a Party" and collectively referred as "the Parties".

WHEREAS

      1. TeliPhone is in the business of telecommunications with a specialty in Voice over Internet Protocol (VoIP).
      2. Podar poses business and technical skills to develop and market products and services currently available and yet to be developed by TeliPhone.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties execute this Agreement as follows:

DEFINITIONS AND INTEPRETATION:

      1.    The Annexure attached thereto constitutes a part of this Agreement.
      2. Words denoting the singular number only shall include the plural number and vice versa. Words denoting the masculine gender only shall include the female or neuter gender and vice versa.

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      3.    The captions / headings in this Agreement are for convenience only and shall not be used in any way to interpret the provisions of this Agreement.
      4. Product in this agreement means existing as well as upgrades and modernizations:

            a.    Wireless VoIP handset
            b.    VoIP Adapter
            c.    USB VoIP phone

      5.    Services shall mean VoIP traffic termination, support, etc.
      6. Sales target set for India for Podar is 4000 activations within 12 months of execution of this agreement.

TERRITORY:

TeliPhone hereby grants exclusive marketing and distribution rights for TeliPhone Products and Services to Podar for India, China, Sri Lanka, Russia and UAE. All enquiries received by TeliPhone from the specified territory shall be redirected to Podar. Podar and TeliPhone may from time to time add territories to this agreement.

TERMS OF AGREEMENT:

      1. This agreement shall be for five (5) years from the date of execution of this agreement; which may be renewed for a further period of five (5) years with mutual consent.
      2.    Either party may terminate the agreement any time by providing six
            (6) months written notice of intention to terminate to the other party with legitimate and valid reasoning. Failing which the party will have to duly compensate the other party for all losses financially, as agreed mutually.

INSPECTION, ACCEPTANCE AND CERTIFICATION:

      1. The Product delivered by TeliPhone will be inspected, tested and certified as required by Podar. The acceptance process must be agreed to between both the parties prior to shipping of the Product.
      2. TeliPhone shall provide to Podar technical literature, laboratory test reports and FCC approvals and any other testing reports for the Products upon request by Podar.
      3. TeliPhone shall at all times maintain effective programs for defect detection and for corrective and preventive actions. Should TeliPhone or Podar detect a problem that may affect the quality or reliability of the Product, TeliPhone shall within three (3) days notify Podar and vice versa of:

            a.    The nature and extent of the problem,
            b. Any corrective action planned or taken, and the estimated time to normal state, and
            c. Any recommendations regarding Product already delivered to Podar.

            In the event the Product requirements and specifications set out or referred to herein are not met, Podar may request TeliPhone to take immediate corrective and preventive actions. Upon such requests, TeliPhone shall submit a preliminary response within three (3) days and, within one (1) week, a place for the corrective and preventive actions to be taken.

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      4.    TeliPhone shall assign a project personnel working with Podar on a regular basis to maintain as effect program on defect detection and problem management, to conduct Product roadmap reviews and to follow up on project deployments.

PRODUCT DOCUMENTATION:

TeliPhone shall provide a complete set of the applicable technical publications and illustrations and user documentation which TeliPhone ships with the corresponding Products to Podar in hardcopy format.

PACKAGING AND LABELING:

Podar is entitled to place Podar's certified marking on the Products. Both parties shall review from time to time, during the term of the agreement, private labeling opportunity for the Products within the terms and conditions of this agreement.

WARRANTY:

      1. TeliPhone is obligated to provide service support for the Product and Services agreed in this agreement, during the initial warranty period and thereafter on terms agreed to with Podar.
      2. TeliPhone warrants that the Product will perform in accordance with the specifications and will be free from defects in design, materials and workmanship provided that the Product have not been subject to misuse or neglect by Podar or the Product have not been altered or repaired unless such change was anticipated or made by TeliPhone or in accordance with TeliPhone's instructions or approval.
      3. Podar shall bear the cost of sending the faulty product to TeliPhone/Manufacturer and TeliPhone/Manufacturer shall bear the cost of sending the same back to Podar after necessary repairs or replacement if the defective product is under warranty period of twelve (12) months starting from the date of Product installation at customer site. Should TeliPhone/Manufacturer not perform its obligations to remedy the defect in a contractual manner, TeliPhone shall always be responsible for its default and Podar is entitled to pursue any applicable remedies under this agreement. TeliPhone/Manufacturer shall offer extended warranty at an additional cost to be negotiated.
      4. A Product or part thereof which ceases to operate and therefore are found not to fulfil the specifications within thirty (30) days from delivery to Podar or to Podar's customer shall be classified as defective on arrival. In such case, TeliPhone shall reimburse Podar for defective Product. The reimbursement shall be at TeliPhone's option be new Product or pecuniary compensation.
      5. The warranty period of the repaired Product, in and out of warranty, shall be of the remaining time of the original warranty period or for ninety (90) days from the date when the repaired Product is accessible to customer.

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DUTIES AND OBLIGATIONS OF TELIPHONE:

      1. Access to all available TeliPhone products and services for sale to the defined territories.
      2. Access to the TeliPhone technical network including VoIP services from its Montreal server and/or other servers/locations yet to be established.
      3. Voice termination services whether through TeliPhone Products or other companies Podar may identify that require voice termination.
      4. Maintenance of a voice and quality of service necessary to maintain customer satisfaction with such quality of service standards to be developed by the parties within one month of the execution of this agreement.
      5.    Technical support between Podar technicians and TeliPhone.
      6. As advised by TeliPhone; Podar will send the faulty product(s) directly to Manufacturer. TeliPhone will ensure that the manufacturer does the needful and Podar gets the repaired Product or replacement.
      7. TeliPhone permits Podar the use of TeliPhone logo, brand name and website for promotional activities be it on their website or print media or any other publicity or marketing means.
      8. TeliPhone give Podar right to finalize the price the solution in the specified territory.
      9.    If required, a web-based e-commerce system.
      10. Access to a Podar "back-office" on the TeliPhone web site which will provide Podar with real-time information on its activations and traffic.
      11. Access to all related software necessary for provisioning VoIP telephones or VoIP-related hardware.
      12. Technical training of Podar personnel in the TeliPhone facility in Montreal.
      13. Providing Podar with its experience and knowledge in the area of market development.

DUTIES AND OBLIGATIONS OF PODAR:

      1.    Meeting sales targets by territory as defined by this agreement.
      2. Developing and implementing a marketing plan for its territories including appropriate sales and distribution channels.
      3.    Local technical and after sales support.
      4.    Purchase of inventory.
      5. Collection of subscription, long distance and other revenue from its subscribers.
      6.    Timely remittance of agreed fees to TeliPhone.
      7.    Meeting all local regulatory requirements by territory.
      8.    Will assist to conduct presentations.
      9. Will assist in liaisoning and coordination with companies in the above mentioned territory.

BOTH PARTIES WILL BE RESPONSIBLE FOR:

      1. Cooperating for technical integration of any non- TeliPhone technology
      2. Working diligently towards the successful development of the objects of this agreement

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DISPUTE RESOLUTION & ARBITRATION:

      1. This agreement is governed by, and shall be construed in accordance with the International Laws.
      2. Should any dispute arise out of or in connection with this agreement, both the parties shall work in good faith to try to resolve the dispute within fifteen (15) days from the date a party first gives notice that a dispute has occurred.
      3. If the contact persons fail to reach to an understanding on the dispute within fifteen (15) days, the dispute shall be referred to more senior persons with in the respective companies who shall try to resolve the dispute within a further thirty (30) day period. If no resolution is found then TeliPhone and/or Podar singly or jointly as the case may be is entitled to commence the arbitration proceedings.
      4. In case the matter cannot be settled amicably, the matter will be referred to the London Court of International Arbitration or any similar reputed organization in United Kingdom and its decision will be binding on both the parties.

FORCE MAJEURE:

Neither Party shall be liable for failure to perform in whole or in material part, its obligations under this Agreement if such failure is caused by any event not reasonably within the control of the affected Party, including without limitation, by fire, flood typhoon, earthquake, explosion, strikes labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared) acts of terrorism, sabotage, embargoes, blockage, acts of Governmental Authorities, riots, insurrections, or any other cause beyond the control of the Parties. The affected Party shall resume performance as soon as practicable after the event of Force Majeure has ceased.

SUCCESSORS AND ASSIGNS:

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their legal representatives, successors and assigns and no third party may claim any right under the same.

NOTICES:

Any notice to be served by either Party upon the other must be in English language and shall be deemed to have been duly given and received one business day after delivery by facsimile transmission with acknowledgement of transmission receipt or by overnight courier service or two business days after date of mailing by pre-paid registered mail or seven business days after date of mailing by pre-paid registered air-mail at the addresses written below or as amended by written notice from the respective Party.

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TeliPhone                                  Podar
1080 Beaver Hall                           Podar Infotech Limited
Suite 1555                                 Podar Chambers, S. A. Brelvi
Montreal, Quebec                           Road,
Canada H2Z 1S8                             4th Floor, Fort,
                                           Mumbai - 400 001
                                           India
Attn: Mr. George Metrakos
Title: President                           Attn: Mr. Yash Mehrotra
Tel: +1 514-313-6010                       Title: Dy. Managing
Fax:  +1 514-313-6001                      Director
Email: gmetrakos@teliphone.ca              Tel: + 91 (22) 22664070
                                           Fax: + 91 (22) 22663845
                                           Email: yash@podarenterprise.com
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AMENDMENTS:

No amendment to this agreement shall be valid or binding unless set forth in writing and duly executed by both TeliPhone and Podar.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date and year first above written.

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     TeliPhone                                                      Podar

Mr. George Metrakos                                          Mr. Yash Mehrotra
     President                                             Dy. Managing Director
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Witness:

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